Exhibit 99
Red Lobster Olive Garden LongHorn Steakhouse The Capital Grille
Bahama Breeze Seasons 52 Eddie V's Yard House
www.darden.com

NEWS/INFORMATION
Corporate Relations
P.O. Box 695011
Orlando, FL 32869-5011

FOR RELEASE	Contacts:
March 22, 2013	(Analysts) Matthew Stroud	(407) 245-6458
7:00 AM ET	(Media) Rich Jeffers	(407) 245-4189

DARDEN RESTAURANTS REPORTS THIRD QUARTER DILUTED NET EARNINGS PER SHARE OF $1.02; DECLARES A QUARTERLY DIVIDEND OF 50 CENTS PER SHARE

ORLANDO, FL, March 22 - Darden Restaurants, Inc. (NYSE: DRI) today reported diluted net earnings per share and sales for the third quarter ended February 24, 2013.

Headlines for the quarter include the following:

•
Third quarter diluted net earnings per share from continuing operations were $1.02, an 18% decrease from the $1.25 per diluted share in the third quarter of last year. Earnings from continuing operations in this year's third quarter were $134.5 million and sales were $2.26 billion, which compare to earnings from continuing operations of $164.1 million and sales of $2.16 billion in the third quarter last year.

•
Third quarter total sales from continuing operations of $2.26 billion represent an increase of 4.6% compared to the third quarter of last year. The increase reflects a same-restaurant sales increase of 2.3% for the Company's Specialty Restaurant Group, incremental sales from the acquisition of 40 Yard House restaurants on August 29, 2012 and the addition and operation of another 108 net new restaurants compared to the third quarter last year, offset by a combined same-restaurant sales decline of -4.6% for Olive Garden, Red Lobster and LongHorn Steakhouse. In the third quarter, U.S. same-restaurant sales decreased -1.6%, -4.1% and -6.6% for LongHorn Steakhouse, Olive Garden and Red Lobster, respectively. In the third quarter, the Company estimates that winter weather adversely affected same-restaurant sales results by approximately 90 basis points.

•
The Company estimated that costs associated with the acquisition of Yard House USA, Inc., which was completed on August 29, 2012, the beginning of this year's second quarter, adversely affected diluted net earnings per share for this year's third quarter by approximately two cents.

•	Darden's Board of Directors declared a quarterly dividend of 50 cents per share.

Operating Headlines

OLIVE GARDEN'S third quarter sales of $962 million were 0.6% higher than the prior year, driven by revenue from 42 net new restaurants offset by a -4.1% decrease in U.S. same-restaurant sales. For the quarter, on a percentage of sales basis, higher food and beverage expenses, restaurant labor expenses, restaurant expenses, selling, general and administrative expenses and depreciation expense resulted in a decrease for the quarter in both operating profit and operating profit as a percentage of sales.

RED LOBSTER'S third quarter sales of $669 million were -6.0% lower than the prior year as a result of a U.S. same-restaurant sales decrease of -6.6% that was partially offset by revenue from three net new restaurants. For the quarter, on a percentage of sales basis, lower food and beverage expenses were more than offset by higher restaurant labor expenses, restaurant expenses, selling, general and administrative expenses and depreciation expense, which resulted in a decrease for the quarter in both operating profit and operating profit as a percentage of sales.

LONGHORN STEAKHOUSE'S third quarter sales of $332 million were 6.9% higher than the prior year, driven by revenue from 42 net new restaurants offset by a U.S. same-restaurant sales decrease of -1.6%. For the quarter, on a percentage of sales basis, higher food and beverage expenses, restaurant labor expenses, restaurant expenses, selling, general and administrative expenses and depreciation expense resulted in a decline for the quarter in both operating profit and operating profit as a percentage of sales.

THE SPECIALTY RESTAURANT GROUP'S third quarter sales of $287 million were 61.1% higher than the prior year, driven by the addition of the 40 Yard House restaurants purchased on August 29, 2012 plus three new Yard House restaurants, three net new restaurants at The Capital Grille, five net new restaurants at Bahama Breeze and seven net new restaurants at Seasons 52; same-restaurant sales increases of 4.1% at The Capital Grille, 2.3% at Eddie V's, 0.4% at Seasons 52 and slightly offset by a same-restaurant sales decline of -0.3% at Bahama Breeze.

Fiscal 2013 December, January and February U.S. Same-Restaurant Sales Results
Darden reported U.S. same-restaurant sales for the fiscal months of December, January and February as follows:

Olive Garden	December	January	February
Same-Restaurant Sales	-2.5%	-0.6%	-9.1%
Same-Restaurant Traffic	-3.7%	-0.9%	-7.0%
Pricing	2.3%	2.1%	1.2%
Menu-mix	-1.2%	-1.7%	-3.4%

Red Lobster	December	January	February
Same-Restaurant Sales	-7.1%	-5.2%	-7.5%
Same-Restaurant Traffic	-5.5%	-1.7%	-6.0%
Pricing	1.2%	1.3%	1.2%
Menu-mix	-2.8%	-4.8%	-2.7%

LongHorn Steakhouse	December	January	February
Same-Restaurant Sales	-3.6%	2.5%	-3.0%
Same-Restaurant Traffic	-4.4%	0.1%	-2.9%
Pricing	2.0%	2.0%	2.0%
Menu-mix	-1.3%	0.4%	-2.2%

Note: The Company estimates that winter weather adversely affected results by approximately 110 basis points in December and 150 basis points in February. There was no adverse weather impact in January.

Other Actions
Darden’s Board of Directors declared a quarterly cash dividend of 50 cents per share on the Company’s outstanding common stock. The dividend is payable on May 1, 2013 to shareholders of record at the close of business on April 10, 2013.

Fiscal 2013 Financial Outlook

Darden affirmed its financial outlook for fiscal 2013. The Company anticipates total sales growth for the year of between +6% and +7%, which reflects combined U.S. same-restaurant sales for the year for Red Lobster, Olive Garden and LongHorn Steakhouse that is expected to be between -1.5% to -2.5%, incremental sales starting in fiscal September from the acquisition of Yard House and the addition of approximately 105 net new restaurants this year, not including the initial 40 Yard House restaurants in operation when the acquisition was completed. The Company expects diluted net earnings per share from continuing operations for fiscal 2013 to be between $3.06 to $3.22, which includes approximately 9 cents of transaction and closing costs associated with the purchase of Yard House.

Darden Restaurants, Inc., (NYSE: DRI), the world's largest full-service restaurant company, owns and operates more than 2,000 restaurants that generate over $8.0 billion in annual sales. Headquartered in Orlando, Fla., and employing more than 190,000 people, Darden is recognized for a culture that rewards caring for and responding to people. In 2013, Darden was named to the FORTUNE “100 Best Companies to Work For” list for the third year in a row and is the only full-service restaurant company to ever appear on the list. Our restaurant brands - Red Lobster, Olive Garden, LongHorn Steakhouse, Bahama Breeze, Seasons 52, The Capital Grille, Eddie V's and Yard House - reflect the rich diversity of those who dine with us. Our brands are built on deep insights into what our guests want. For more information, please visit www.darden.com.

Forward-looking statements in this news release regarding our expected earnings per share and U.S. same-restaurant sales for the fiscal year, new restaurant growth and all other statements that are not historical facts, including without limitation statements concerning our future economic performance, plans or objectives, are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.  Any forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date. We wish to caution investors not to place undue reliance on any such forward-looking statements.  By their nature, forward-looking statements involve risks and uncertainties that could cause actual results to materially differ from those anticipated in the statements. The most significant of these uncertainties are described in Darden's Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports). These risks and uncertainties include food safety and food-borne illness concerns, litigation, unfavorable publicity, risks relating to public policy changes and federal, state and local regulation of our business including health care reform, labor and insurance costs, technology failures, failure to execute a business continuity plan following a disaster, health concerns including virus outbreaks, intense competition, failure to drive sales growth, failure to successfully integrate the Yard House business and the additional indebtedness incurred to finance the Yard House acquisition, our plans to expand our newer brands like Bahama Breeze, Seasons 52 and Eddie V's, a lack of suitable new restaurant locations, higher-than-anticipated costs to open, close or remodel restaurants, a failure to execute innovative marketing tactics and increased advertising and marketing costs, a failure to develop and recruit effective leaders, a failure to address cost pressures, shortages or interruptions in the delivery of food and other products, adverse weather conditions and natural disasters, volatility in the market value of derivatives, economic factors specific to the restaurant industry and general macroeconomic factors including unemployment and interest rates, disruptions in the financial markets, risks of doing business with franchisees and vendors in foreign markets, failure to protect our service marks or other intellectual property,  a possible impairment in the carrying value of our goodwill or other intangible assets, a failure of our internal controls over financial reporting, or changes in accounting standards, and other factors and uncertainties discussed from time to time in reports filed by Darden with the Securities and Exchange Commission.

DARDEN RESTAURANTS, INC.
NUMBER OF COMPANY-OWNED RESTAURANTS

02/24/13		02/26/12
678	Red Lobster USA	675
27	Red Lobster Canada	27
705	Total Red Lobster	702
812	Olive Garden USA	770
6	Olive Garden Canada	6
818	Total Olive Garden	776
416	LongHorn Steakhouse	374
48	The Capital Grille	45
33	Bahama Breeze	28
28	Seasons 52	21
11	Eddie V's	11
43	Yard House	—
5	Other	2
2,107	Total Restaurants	1,959

DARDEN RESTAURANTS, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(In millions, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	2/24/2013	2/26/2012	2/24/2013	2/26/2012
Sales	$2,258.2	$2,159.7	$6,253.0	$5,933.2
Costs and expenses:
Cost of sales:
Food and beverage	695.1	661.7	1,921.5	1,828.5
Restaurant labor	709.0	657.2	1,971.5	1,864.6
Restaurant expenses	348.2	308.4	977.8	901.2
Total cost of sales (1)	$1,752.3	$1,627.3	$4,870.8	$4,594.3
Selling, general and administrative	199.8	198.0	634.1	568.3
Depreciation and amortization	101.0	88.9	292.8	258.8
Interest, net	31.9	27.7	92.7	74.5
Total costs and expenses	$2,085.0	$1,941.9	$5,890.4	$5,495.9
Earnings before income taxes	173.2	217.8	362.6	437.3
Income taxes	(38.7)	(53.7)	(83.3)	(112.3)
Earnings from continuing operations	$134.5	$164.1	$279.3	$325.0
Losses from discontinued operations, net of tax benefit of $0.2, $0.0, $0.4 and $0.4, respectively	(0.1)	—	(0.5)	(0.7)
Net earnings	$134.4	$164.1	$278.8	$324.3
Basic net earnings per share:
Earnings from continuing operations	$1.04	$1.28	$2.17	$2.49
Losses from discontinued operations	—	—	—	(0.01)
Net earnings	$1.04	$1.28	$2.17	$2.48
Diluted net earnings per share:
Earnings from continuing operations	$1.02	$1.25	$2.13	$2.43
Losses from discontinued operations	—	—	(0.01)	(0.01)
Net earnings	$1.02	$1.25	$2.12	$2.42
Average number of common shares outstanding:
Basic	129.3	128.0	128.7	130.7
Diluted	131.5	130.9	131.4	133.8

(1) Excludes restaurant depreciation and amortization as follows:	$95.8	$83.2	$277.2	$242.2

DARDEN RESTAURANTS, INC.
CONSOLIDATED BALANCE SHEETS
(In millions)

	2/24/2013	5/27/2012
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$103.9	$70.5
Receivables, net	68.1	71.4
Inventories	432.6	404.1
Prepaid income taxes	12.7	12.2
Prepaid expenses and other current assets	82.5	74.9
Deferred income taxes	153.6	124.5
Total current assets	$853.4	$757.6
Land, buildings and equipment, net	4,335.0	3,951.3
Goodwill	904.5	538.6
Trademarks	574.2	464.9
Other assets	290.7	231.8
Total assets	$6,957.8	$5,944.2
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$324.8	$260.7
Short-term debt	216.9	262.7
Accrued payroll	135.5	154.3
Accrued income taxes	12.9	—
Other accrued taxes	69.7	60.4
Unearned revenues	315.4	231.7
Current portion of long-term debt	—	349.9
Other current liabilities	460.2	454.4
Total current liabilities	$1,535.4	$1,774.1
Long-term debt, less current portion	2,502.4	1,453.7
Deferred income taxes	369.9	312.9
Deferred rent	223.4	204.4
Obligations under capital leases, net of current installments	53.0	54.4
Other liabilities	323.4	302.7
Total liabilities	$5,007.5	$4,102.2
Stockholders’ equity:
Common stock and surplus	$1,184.5	$2,518.8
Retained earnings	930.9	3,172.8
Treasury stock	(8.5)	(3,695.8)
Accumulated other comprehensive income (loss)	(150.3)	(146.6)
Unearned compensation	(6.3)	(7.2)
Total stockholders’ equity	$1,950.3	$1,842.0
Total liabilities and stockholders’ equity	$6,957.8	$5,944.2

DARDEN RESTAURANTS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Nine Months Ended
	2/24/2013	2/26/2012
Cash flows—operating activities
Net earnings	$278.8	$324.3
Losses from discontinued operations, net of tax benefit	0.5	0.7
Adjustments to reconcile net earnings from continuing operations to cash flows:
Depreciation and amortization	292.8	258.8
Stock-based compensation expense	36.0	41.3
Change in current assets and liabilities and other, net	81.9	(74.6)
Net cash provided by operating activities of continuing operations	$690.0	$550.5
Cash flows—investing activities
Purchases of land, buildings and equipment	(518.5)	(483.4)
Proceeds from disposal of land, buildings and equipment	—	3.3
Cash used in business acquisitions, net of cash acquired	(577.4)	(58.6)
Increase in other assets	(23.0)	(21.1)
Net cash used in investing activities of continuing operations	$(1,118.9)	$(559.8)
Cash flows—financing activities
Proceeds from issuance of common stock	49.4	45.1
Income tax benefits credited to equity	10.4	12.0
Dividends paid	(193.2)	(168.6)
Repurchases of common stock	(52.4)	(357.0)
ESOP note receivable repayment	0.9	1.5
Proceeds from issuance of short-term debt, net	(45.7)	102.2
Repayment of long-term debt	(350.9)	(1.5)
Principal payments on capital leases	(1.2)	(1.2)
Proceeds from issuance of long-term debt	1,050.0	400.0
Payment of debt issuance costs	(7.4)	(5.1)
Net cash provided by financing activities of continuing operations	$459.9	$27.4
Cash flows—discontinued operations
Net cash used in operating activities of discontinued operations	(0.3)	(0.4)
Net cash provided by investing activities of discontinued operations	2.7	0.3
Net cash provided by (used in) discontinued operations	$2.4	$(0.1)

Increase in cash and cash equivalents	33.4	18.0
Cash and cash equivalents - beginning of period	70.5	70.5
Cash and cash equivalents - end of period	$103.9	$88.5